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                                                                    EXHIBIT 5.1





                               February 15, 2001

Board of Directors
Enchira Biotechnology Corporation
4200 Research Forest Drive
The Woodlands, Texas 77381

Gentlemen:

        We have acted as counsel to Enchira Biotechnology Corporation (the "Company") in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of the issuance of up to an aggregate of 1,400,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), pursuant to the Company's Non-Employee Director Option Plan, as amended, and 1997 Stock Option Plan, as amended (together, the "Plans").

        In connection herewith, we have examined copies of such statutes, regulations, corporate records and documents, certificates of public and corporate officials and other agreements, contracts, documents and instruments as we have deemed necessary as a basis for the opinion hereafter expressed.
In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We have also relied, to the extent we deem such reliance proper, on information supplied by officers and employees of the Company with respect to various factual matters material to our opinion.

        Based on the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized, and that such Shares will, when issued in accordance with the terms of the Plans, be duly authorized, fully paid and validly issued.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement. We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation laws. This opinion is rendered solely for your benefit in connection with the above matter and may not be relied upon in any manner by any other person or entity without our express written consent.

                                        Very truly yours,



                                        ANDREWS & KURTH L.L.P.



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